(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	July 21, 2021
(630) 906-5484

Old Second Reports Second Quarter Net Income of $8.8 million, or $0.30 per Diluted Share

AURORA, IL, July 21, 2021 – Old Second Bancorp, Inc. (the “Company,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the second quarter of 2021.  Our net income was $8.8 million, or $0.30 per diluted share, for the second quarter of 2021, compared to net income of $11.9 million, or $0.40 per diluted share, for the first quarter of 2021, and net income of $9.2 million, or $0.31 per diluted share, for the second quarter of 2020. Net income for the second quarter of 2021 reflected a $3.5 million pre-tax release of provision for credit losses, compared to a $3.0 million pre-tax release in the first quarter of 2021, and a $2.1 million pre-tax provision expense in the second quarter of 2020.  Mortgage banking income totaled $1.6 million in the second quarter of 2021, compared to $5.7 million in the first quarter of 2021, and $5.1 million in the second quarter of 2020. Mortgage servicing rights experienced a mark to market loss of $1.0 million during the second quarter of 2021, compared to a $1.1 million gain in the prior quarter and a $445,000 loss in the second quarter of 2020.   Net gain on sales of mortgage loans totaled $1.9 million in the second quarter of 2021, compared to $3.7 million in the first quarter of 2021, and $4.6 million in the second quarter of 2020, as mortgage origination and refinancing volumes declined in the current period.

Operating Results

●Second quarter 2021 net income was $8.8 million, reflecting a decrease in earnings of $3.1 million from the first quarter of 2021, and a decrease of $418,000 from the second quarter of 2020.
●Net interest and dividend income was $22.0 million for the second quarter of 2021, a decrease of $1.6 million, or 6.8%, from the first quarter of 2021, and a decrease of $754,000, or 3.3%, from second quarter of 2020.
●Interest and dividend income for the second quarter of 2021 was $24.2 million, or $1.2 million less than the first quarter of 2021, and $1.5 million less than the second quarter of 2020, primarily due to a decrease in market interest rates over the past year.  Interest and dividend income was favorably impacted by loan fees earned on forgiven Paycheck Protection Program (“PPP”) loans during the first and second quarters of 2021.  We originated 746 PPP loans totaling $136.7 million in 2020, and as of June 30, 2021, $11.6 million on 35 PPP loans originated during the first round of the PPP loan program remained outstanding. During the first and second quarters of 2021, we originated $62.3 million, or 574 loans, under the second round of the PPP loan program, of which $58.6 million, or 483 loans, remain outstanding as of June 30, 2021.  Net loan interest and fee income recorded in 2021 year to date on all PPP loans totaled $1.6 million, and approximately $2.3 million of net PPP loan fees remain unearned as of June 30, 2021.
●Interest expense for the second quarter of 2021 totaled $2.2 million, compared to $1.8 million for the first quarter of 2021, and $3.0 million for the second quarter of 2020.  The $393,000 increase in interest expense in the second quarter of 2021, compared to the first quarter of 2021, was primarily due to the April 6, 2021, issuance of $60.0 million of 3.50% Fixed-to-Floating Rate Subordinated Notes due April 15, 2031, which bear interest at a fixed annual rate of 3.50% until April 14, 2026.  The reduction in interest expense in the year over year period was due to a decrease in market interest rates, which impacted all interest bearing deposit categories.
●We recorded a $3.5 million release of provision expense in the second quarter of 2021, compared to a $3.0 million release of provision expense in the first quarter of 2021, and a $2.1 million provision for credit losses in the second quarter of 2020, as the projected impact of the COVID-19 pandemic on future credit losses is currently anticipated to be less than prior projections.  Our allowance for credit losses (“ACL”) on loans in the second quarter of 2021 consisted of a release of the ACL on loans of $2.3 million, as well as $65,000 of net charge-offs recorded during the quarter.  In addition, the ACL for unfunded commitments decreased by $1.2 million in the second quarter of 2021, due to an updated forecast of credit line utilization rates.
●	Noninterest income was $7.9 million for the second quarter of 2021, a decrease of $3.4 million, or 29.9%, compared to $11.3 million for the first quarter of 2021, and a decrease of $2.8 million, or 26.0%, compared to $10.7 million for the second quarter of 2020. The decrease from the linked quarter was primarily driven by a $4.1 million decline in residential mortgage banking revenue, attributable to a $2.1 million decrease in the mark to market adjustment on MSRs and a $1.8 million decrease in net gain on the sales of mortgage loans in the second quarter of 2021, compared to the prior quarter. These decreases to noninterest income were partially offset by a $238,000 increase in wealth management income and a $218,000 increase in card related income in the current quarter compared to the linked quarter. The decrease in noninterest income in the second quarter of 2021, compared to the second quarter of 2020, was primarily due to a $3.5 million decline in residential mortgage banking revenue, attributable to a $588,000 increase in mark to market loss on MSRs and a $2.7 million decrease in net gain on sales of mortgage loans in the second quarter of 2021, compared to the second quarter of 2020.
●	Noninterest expense was $21.4 million for the second quarter of 2021, a decrease of $337,000, or 1.6%, compared to $21.7 million for the first quarter of 2021, and an increase of $2.5 million, or 13.3%, from $18.9 million for the second quarter of 2020. The decrease from the linked quarter was primarily attributable to a decrease in salaries and employee benefits expense stemming from additional officer incentive compensation expenses paid out in early 2021, and the related increase in payroll taxes and 401K company match expense. In addition, a decrease in occupancy, furniture and equipment costs was related to snow removal costs and building maintenance due to weather conditions in February 2021. The increase in noninterest expense in the year over year period was primarily due to salaries and employee benefits expense, occupancy, furniture and equipment expenses, card related expense and other expense.
●	The provision for income taxes expense was $3.2 million for the second quarter of 2021, compared to $4.2 million for the first quarter of 2021, and $3.1 million for the second quarter of 2020. The decrease in tax expense for the linked quarter was due to lower pre-tax income in the second quarter of 2021, and the increase in tax expense for the year over year period was primarily due to a decrease in tax-deductible expenses in the second quarter of 2021 compared to the second quarter of 2020.
●	During the second quarter of 2021, we repurchased 310,900 shares of our common stock at a weighted average price of $13.55 per share, pursuant to our stock repurchase program.
●	On July 20, 2021, our Board of Directors declared a cash dividend of $0.05 per share payable on August 9, 2021, to stockholders of record as of July 30, 2021.

President and Chief Executive Officer Jim Eccher said “An improving economy and conservative positioning resulted in solid bottom line earnings and a continued return of excess capital to our stockholders through the recent increase in the common dividend and continued share repurchases. While challenges remain, our credit quality metrics and expectations have continued to improve as the Chicago area moves towards a more normalized environment.  Loan demand continued to remain soft in the second quarter with utilization rates remaining low and customers using excess liquidity to pay down existing debt.  The end result was a somewhat disappointing $21.9 million linked quarter decline in loans and leases held for investment, exclusive of PPP loan activity. Deposit inflows remain robust and resulted in a further increase in excess liquidity as evidenced by a $140.0 million increase in average cash on the balance sheet during the quarter.  We continue to deploy a portion of the excess liquidity on our balance sheet in short duration securities with yields far below the aggregate portfolio yield.  The combination of these factors largely resulted in a 39 basis point sequential quarter decline in our net interest margin but a far more modest sequential decline in net interest income.  Looking forward, I am more optimistic on loan growth for the remainder of the year and believe reported margin trends are more symptomatic of the profound increase in liquidity on our balance sheet rather than any fundamental change in our business.  I believe Old Second remains conservatively positioned to meet these challenges, as our expenses remain well-controlled, our business is well diversified, customer activity is increasing and our underwriting has remained disciplined and consistent.  I would like to thank our employees for their continued hard work in delivering a solid quarter while delivering exceptional customer service as we move towards a more normal routine.”

COVID-19 Update

●	Late in the first quarter of 2020, we began granting loan payment deferrals to certain borrowers affected by the pandemic. For the period April 1, 2020 through June 30, 2021, our clients had requested loan payment deferrals on 506 loans totaling $237.8 million. As of June 30, 2021, 488 loans, representing $228.7 million outstanding, or 96.2% of the original loan balances deferred, have resumed payments or paid off. Active payment deferrals remain on 18 loans, with $9.1 million of balances outstanding.
●	We are participating in the Coronavirus Aid, Relief and Economic Security Act (“CARES” Act). During 2021, we processed 574 loan applications for PPP loans, representing a total of $62.3 million. As of June 30, 2021, we had $11.6 million of PPP loans outstanding that were originated under the first round of the PPP loan program, and $58.6 million of PPP loans outstanding that were originated under the second round of the PPP loan program. Early in the fourth quarter of 2020, we started to submit applications for PPP loan forgiveness to the SBA, and as of June 30, 2021, $128.8 million on 802 loans have been forgiven. We anticipate receiving the remaining funds for our first round of PPP loan forgiveness from the SBA through the third quarter of 2021, and will also continue the forgiveness process for our second round of PPP loans during the remainder of 2021.

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	June 30,	March 31,	June 30,
	Buffer, if applicable[1]	Provisions[2]	2021	2021	2020
The Company
Common equity tier 1 capital ratio	7.00%	N/A	12.72%	12.43%	11.31%
Total risk-based capital ratio	10.50%	N/A	17.60%	14.73%	13.63%
Tier 1 risk-based capital ratio	8.50%	N/A	13.83%	13.53%	12.39%
Tier 1 leverage ratio	4.00%	N/A	9.68%	10.02%	10.06%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	15.23%	14.59%	13.46%
Total risk-based capital ratio	10.50%	10.00%	16.33%	15.80%	14.71%
Tier 1 risk-based capital ratio	8.50%	8.00%	15.23%	14.59%	13.46%
Tier 1 leverage ratio	4.00%	5.00%	10.63%	10.78%	10.86%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%. Under the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is not currently subject to the minimum capital adequacy and capital conservation buffer capital requirements at the holding company level, unless otherwise advised by the Federal Reserve (such capital requirements are applicable only at the Bank level). Although the minimum regulatory capital requirements are not applicable to the Company, we calculate these ratios for our own planning and monitoring purposes.

2 The prompt corrective action provisions are only applicable at the Bank level.

The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $23.1 million at June 30, 2021, compared to $21.2 million at March 31, 2021, and $20.2 million at June 30, 2020. Credit metrics continue to be relatively stable regarding nonperforming loan levels, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.2% at June 30, 2021, 1.1% at March 31, 2021, and 1.0% at June 30, 2020.
●	OREO assets totaled $1.9 million at June 30, 2021, compared to $2.2 million at March 31, 2021, and $5.1 million at June 30, 2020. We recorded two property sales of $530,000 net book value in the second quarter of 2021, and write-downs of $61,000, compared to write downs of $6,000 in the first quarter of 2021, and $60,000 in the second quarter of 2020. Nonperforming assets, as a percent of total loans plus OREO, were 1.3% at June 30, 2021, compared to 1.2% at both March 31, 2021, and June 30, 2020.
●	Total loans were $1.90 billion at June 30, 2021, reflecting a decrease of $56.3 million compared to March 31, 2021, and a decrease of $149.0 million compared to June 30, 2020. Decreases in the linked quarter and year over year periods were primarily due to $128.8 million of PPP loan paydowns in our commercial portfolio, net of PPP loan originations of $62.3 million in 2021, as borrower liquidity is at a high level due to federal stimulus programs and there is a general lack of incentive for making capital expenditures. Average loans (including loans held-for-sale) for the second quarter of 2021 totaled $1.93 billion, reflecting a decrease of $83.8 million from the first quarter of 2021 and a decrease of $121.1 million from the second quarter of 2020.

●	Available-for-sale securities totaled $579.9 million at June 30, 2021, compared to $593.3 million at March 31, 2021, and $447.4 million at June 30, 2020. Total securities available-for-sale decreased a net $13.4 million from the linked quarter due to maturities of $50.9 million of mortgage-backed securities, partially offset by purchases of $30.1 million of collateralized mortgage-backed securities and $17.4 million of asset-backed securities, net of calls and paydowns. The unrealized mark to market adjustment on securities increased by $3.3 million since March 31, 2021, and increased by $8.6 million in the year over year period due to market interest rate fluctuations.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$499,555	$137	0.11	$359,576	$92	0.10	$153,532	$42	0.11
Securities:
Taxable	425,785	1,831	1.72	340,873	1,615	1.92	247,868	1,694	2.75
Non-taxable (TE)[1]	188,281	1,594	3.40	191,357	1,655	3.51	204,840	1,767	3.47
Total securities (TE)[1]	614,066	3,425	2.24	532,230	3,270	2.49	452,708	3,461	3.07
Dividends from FHLBC and FRBC	9,917	113	4.57	9,917	115	4.70	9,917	123	4.99
Loans and loans held-for-sale[1,2]	1,930,965	20,858	4.33	2,014,773	22,266	4.48	2,052,060	22,460	4.40
Total interest earning assets	3,054,503	24,533	3.22	2,916,496	25,743	3.58	2,668,217	26,086	3.93
Cash and due from banks	29,985	-	-	28,461	-	-	30,594	-	-
Allowance for credit losses on loans	(31,024)	-	-	(34,540)	-	-	(30,747)	-	-
Other noninterest bearing assets	185,368	-	-	187,488	-	-	187,305	-	-
Total assets	$3,238,832			$3,097,905			$2,855,369

Liabilities and Stockholders' Equity
NOW accounts	$531,804	$105	0.08	$495,384	$95	0.08	$457,772	$129	0.11
Money market accounts	330,536	59	0.07	329,050	77	0.09	279,873	85	0.12
Savings accounts	439,104	53	0.05	412,743	69	0.07	359,358	171	0.19
Time deposits	359,635	409	0.46	399,310	500	0.51	439,735	1,442	1.32
Interest bearing deposits	1,661,079	626	0.15	1,636,487	741	0.18	1,536,738	1,827	0.48
Securities sold under repurchase agreements	67,737	22	0.13	82,475	31	0.15	45,882	23	0.20
Other short-term borrowings	1	-	-	-	-	-	8,396	34	1.63
Junior subordinated debentures	25,773	285	4.44	25,773	280	4.41	25,773	283	4.42
Subordinated debt	56,081	517	3.70	-	-	-	-	-	-
Senior notes	44,415	673	6.08	44,389	673	6.15	44,310	673	6.11
Notes payable and other borrowings	22,250	118	2.13	23,330	123	2.14	26,551	165	2.50
Total interest bearing liabilities	1,877,336	2,241	0.48	1,812,454	1,848	0.41	1,687,650	3,005	0.72

Noninterest bearing deposits	1,012,163	-	-	937,039	-	-	854,324	-	-
Other liabilities	36,553	-	-	37,801	-	-	39,613	-	-
Stockholders' equity	312,780	-	-	310,611	-	-	273,782	-	-
Total liabilities and stockholders' equity	$3,238,832			$3,097,905			$2,855,369
Net interest income (GAAP)		$21,953			$23,543			$22,707
Net interest margin (GAAP)			2.88			3.27			3.42

Net interest income (TE)[1]		$22,292			$23,895			$23,081
Net interest margin (TE)[1]			2.93			3.32			3.48
Core net interest margin (TE - excluding PPP loans)[1]			2.91			3.33			3.51
Interest bearing liabilities to earning assets	61.46%			62.14%			63.25%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2021 and 2020. See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 16, and includes fees of $1.3 million for both the second quarter of 2021 and the first quarter of 2021, and $718,000 for the second quarter of 2020. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $22.3 million for the second quarter of 2021, which reflects a decrease of $1.6 million compared to the first quarter of 2021, and a decrease of $789,000 compared to the second quarter of 2020.  The tax equivalent adjustment for the second quarter of 2021 was $339,000, compared to $352,000 for the first quarter of 2020, and $374,000 for the second quarter of 2020.  Average interest earning assets increased $138.0 million to $3.05 billion for the second quarter of 2021, compared to the first quarter of 2021, and increased $386.3 million in the second quarter of 2021, compared to the second quarter of 2020; both of these increases were primarily due to growth in interest earning deposits with financial institutions and taxable securities available-for-sale. Average loans, including loans held-for-sale, decreased $83.8 million for the second quarter of 2021, compared to the first quarter of 2021, and decreased $121.1 million compared to the second quarter of 2020.  The yields on loans for the second quarter of 2021, compared to the first quarter of 2021, decreased 16 basis points, primarily due to the continued rate resets on loans to lower rates. Growth in the average balance of securities for the second quarter of 2021, compared to both the first quarter of 2021 and the second quarter of 2020, offset the decline in yields compared to the first quarter of 2021, but lower yields resulted in a reduction to interest income compared to the second quarter of 2020.  The average yield on the total securities available-for-sale portfolio declined 85 basis points year over year.  The yield on average earning assets decreased 36 basis points in the second quarter of 2021, compared to the first quarter of 2021, and decreased 71 basis points compared to the second quarter of 2020, due to a higher amount of earning assets held in interest bearing deposits with financial institutions, which had an average yield of eleven basis points in the second quarter of 2021.  The lowering of interest rates by the Federal Reserve in the first quarter of 2020 in response to the COVID-19 pandemic has resulted in the reduction of rates on many earning assets, resulting in minimal alternatives for higher-yielding investment, as well as a general market trend for depositors to hold cash in more liquid interest bearing deposit accounts.

Total securities income was $3.4 million in the second quarter of 2021, an increase of $155,000 compared to the first quarter of 2021, due primarily to an increase in volumes in the linked quarter, but a decrease of $52,000 compared to the second quarter of 2020, due to a reduction in yields in the year over year period.  Security paydowns, calls, and maturities in the second quarter of 2021 totaled $60.9 million, and sales totaled $8.2 million, which were partially offset by $53.0 million of purchases, primarily in collateralized mortgage-backed securities.  Our overall yield on tax equivalent municipal securities was 3.40% for the second quarter of 2021, compared to 3.51% for the first quarter of 2021, and 3.47% for the second quarter of 2020.  Taxable security yields also declined in the second quarter of 2021, resulting in a decrease to the overall tax equivalent yield for the total securities portfolio of 25 basis points from March 31, 2021, and 83 basis points from June 30, 2020.

Average interest bearing liabilities increased $64.9 million in the second quarter of 2021, compared to the first quarter of 2021, primarily driven by a $24.6 million increase in average interest bearing deposits and a $56.1 million increase in subordinated debentures. Average interest bearing liabilities increased $189.7 million in the second quarter of 2021, compared to the second quarter of 2020, primarily driven by a $124.3 million increase in interest bearing deposits, a $21.9 million increase in securities sold under repurchase agreements, and a $56.1 million increase in subordinated debentures. The cost of interest bearing liabilities for the second quarter of 2021 decreased by seven basis points from the first quarter of 2021, and decreased 24 basis points from the second quarter of 2020. Growth in our average noninterest bearing demand deposits of $157.8 million in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings, which totaled 0.31% for the second quarter of 2021, 0.27% for the first quarter of 2021, and 0.48% for the second quarter of 2020.

In the second quarter of 2021, we entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers pursuant to which we sold and issued $60.0 million in aggregate principal amount of our 3.50% Fixed-to-Floating Rate Subordinated Notes due April 15, 2031 (the “Notes”).  We sold the Notes to eligible purchasers in a  private offering, and the proceeds of this issuance are intended to be used for general corporate purposes, which may include, without limitation, the redemption of existing senior debt, common stock repurchases and strategic acquisitions.  The Notes bear interest at a fixed annual rate of 3.50% through April 14, 2026, payable semi-annually in arrears.  As of April 15, 2026 forward, the interest rate on the Notes will generally reset quarterly to a rate equal to Three-Month Term SOFR (as defined by the Note) plus 273 basis points, payable quarterly in arrears.  The Notes have a stated maturity of April 15, 2031, and are redeemable, in whole are in part, on April 15, 2026, or any interest payment date thereafter, and at any time upon the occurrence of certain events.

Our net interest margin (GAAP) decreased 39 basis points to 2.88% for the second quarter of 2021, compared to 3.27% for the first quarter of 2021, and decreased 54 basis points compared to 3.42% for the second quarter of 2020.  Our net interest margin (TE) decreased 40 basis points to 2.93% for the second quarter of 2021, compared to 3.33% for the first quarter of 2021, and decreased 55 basis points compared to 3.48% for the second quarter of 2020.  Our core net interest margin (TE), a non-GAAP financial measure that excludes the impact of our PPP loans, was 2.91% for the second quarter of 2021, compared to 3.33% for the first quarter of 2021 and 3.51% for the second quarter of 2020. The reductions year over year were due primarily to the lower level of market interest rates over the majority of the past twelve months, the related rate resets on loans and securities during the past year, and the increase in liquidity on the balance sheet. See the discussion entitled “Non-GAAP Presentations” in the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				2nd Quarter 2021
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020
Wealth management	$2,389	$2,151	$1,998	11.1	19.6
Service charges on deposits	1,221	1,195	1,120	2.2	9.0
Residential mortgage banking revenue
Secondary mortgage fees	272	322	505	(15.5)	(46.1)
Mortgage servicing rights mark to market (loss) gain	(1,033)	1,113	(445)	(192.8)	(132.1)
Mortgage servicing income	507	567	458	(10.6)	10.7
Net gain on sales of mortgage loans	1,895	3,721	4,631	(49.1)	(59.1)
Total residential mortgage banking revenue	1,641	5,723	5,149	(71.3)	(68.1)
Securities gains, net	2	-	-	-	-
Change in cash surrender value of BOLI	423	334	532	26.6	(20.5)
Card related income	1,666	1,447	1,311	15.1	27.1
Other income	577	450	526	28.2	9.7
Total noninterest income	$7,919	$11,300	$10,695	(29.9)	(26.0)

Noninterest income decreased $3.4 million, or 29.9%, in the second quarter of 2021, compared to the first quarter of 2021, and decreased $2.8 million, or 25.9%, compared to the second quarter of 2020.  The decrease from the linked quarter was primarily driven by a $4.1 million decrease in residential mortgage banking revenue, attributable to a $2.1 million decrease in mark to market gains on MSRs stemming from market interest rate changes and a $1.8 million decrease in net gain on sales of mortgage loans in the second quarter of 2021, compared to the first quarter of 2021.  These decreases to noninterest income were partially offset by a $238,000 increase in wealth management income, and a $218,000 increase in card related income in the second quarter of 2021, compared to the prior quarter.

The decrease in noninterest income in the second quarter of 2021, compared to the second quarter of 2020, is primarily due to a $3.5 million decrease in residential mortgage banking revenue, comprised of a $588,000 decrease in mark to market MSR valuation and a $2.7 million decrease in net gain on sales of mortgage loans from the 2020 like period.  Partially offsetting these decreases, wealth management and card related income increased $391,000 and $354,000, respectively, in the second quarter of 2021 compared to the second quarter of 2020.  Card related income increased in the second quarter of 2021, compared to both the linked quarter and prior year quarter, resulting from reductions in COVID-19 related restrictions and the resultant increase in consumer spending.

Noninterest Expense

				2nd Quarter 2021
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020
Salaries	$9,435	$9,216	$8,588	2.4	9.9
Officers incentive	1,194	1,653	968	(27.8)	23.3
Benefits and other	2,267	2,637	1,786	(14.0)	26.9
Total salaries and employee benefits	12,896	13,506	11,342	(4.5)	13.7
Occupancy, furniture and equipment expense	2,303	2,467	1,935	(6.6)	19.0
Computer and data processing	1,304	1,298	1,247	0.5	4.6
FDIC insurance	192	201	155	(4.5)	23.9
General bank insurance	277	276	237	0.4	16.9
Amortization of core deposit intangible asset	115	120	124	(4.2)	(7.3)
Advertising expense	95	60	57	58.3	66.7
Card related expense	626	593	514	5.6	21.8
Legal fees	135	55	176	145.5	(23.3)
Other real estate owned expense, net	77	36	143	113.9	(46.2)
Other expense	3,381	3,126	2,966	8.2	14.0
Total noninterest expense	$21,401	$21,738	$18,896	(1.6)	13.3
Efficiency ratio (GAAP)[1]	68.63%	63.98%	55.13%
Adjusted efficiency ratio (non-GAAP)[2]	67.64%	63.16%	54.25%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less any BOLI death benefit recorded, net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the second quarter of 2021 decreased $337,000, or 1.6%, compared to the first quarter of 2021, but increased $2.5 million, or 13.3%, compared to the second quarter of 2020.  The linked quarter decrease is primarily attributable to a $610,000 decrease in salaries and employee benefits in the second quarter of 2021 primarily driven by a $460,000 decrease in officer incentive compensation and a $370,000 decrease in benefits and other expenses, due to higher payroll taxes and 401K company matching expense related to the higher officer incentives in the first quarter of 2021.  These decreases were partially offset by a $219,000 increase in salaries due to annual merit increases in March 2021, and a reversal of restricted stock compensation award expense in the first quarter of 2021 due to the achievement of only a partial award payout for performance-based restricted stock units.  In addition, occupancy, furniture and equipment expense decreased $164,000 in the second quarter of 2021 compared to the linked quarter due to a decrease in snow removal costs and planned building maintenance. These decreases were partially offset by an increase in loan-related legal fees and other expenses, due to ongoing project-related consulting costs incurred, as well as an increase in employee related costs, as we return to more normalized events and meetings with our customers as the COVID-19 restrictions ease.

The year over year increase in noninterest expense is primarily attributable to a $1.6 million increase in salaries and employee benefits in the second quarter of 2021. Officer incentive increased $225,000 in the second quarter of 2021, compared to the second quarter of 2020, as incentive accruals in 2021 were at a higher rate than the prior year.  Employee benefits expense increased $481,000 in the second quarter of 2021, compared to the second quarter of 2020, due to an increase in payroll taxes and 401K company matching expense commensurate with the higher salaries and incentives paid in 2021, as well as higher employee insurance costs. We also had increases in the year over year period in occupancy, furniture and equipment of $368,000 due to an increase in planned building repairs, and an increase in card related expense of $112,000 as customers began to increase their spending as the COVID-19 pandemic restrictions subsided.  Finally, other expense increased $415,000 due to growth in consulting fees, and deferred director fees due to market interest rate increases year over year.

Earning Assets

				June 30, 2021
Loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020
Commercial	$344,084	$392,380	$441,642	(12.3)	(22.1)
Leases	154,512	138,240	133,293	11.8	15.9
Commercial real estate - Investor	569,745	567,475	525,714	0.4	8.4
Commercial real estate - Owner occupied	318,259	326,857	343,982	(2.6)	(7.5)
Construction	100,544	93,745	83,939	7.3	19.8
Residential real estate - Investor	50,127	52,176	69,421	(3.9)	(27.8)
Residential real estate - Owner occupied	105,419	107,303	126,303	(1.8)	(16.5)
Multifamily	161,628	178,258	197,521	(9.3)	(18.2)
HELOC	72,475	75,604	89,170	(4.1)	(18.7)
HELOC - Purchased	14,436	17,078	26,467	(15.5)	(45.5)
Other[1]	12,137	10,509	14,884	15.5	(18.5)
Total loans	$1,903,366	$1,959,625	$2,052,336	(2.9)	(7.3)

1 Other class includes consumer and overdrafts.

Total loans decreased by $56.3 million at June 30, 2021, compared to March 31, 2021, and decreased $149.0 million for the year over year period.  Declines were noted in the majority of loan categories, except for leases, commercial real estate-investor and construction, in the year over year period, as borrowers have taken advantage of higher cash balances on hand to pay down or pay off their loans.  In addition, during the second quarter of 2021, $34.7 million of PPP loans originated in 2020 were forgiven.  This reduction in loans was partially offset by $62.3 million of new PPP loans originated in 2021. Decreases in the year over year period in commercial loans was primarily due to PPP loans forgiven, net of originations, as well as reductions in organic commercial loans due to payoffs related to borrower liquidity.  As required by CECL, the balance (or amortized cost basis) of purchase credit deteriorated loans (“PCD” loans) are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.

				June 30, 2021
Securities	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020
Securities available-for-sale, at fair value
U.S. Treasury	$4,086	$4,102	$4,147	(0.4)	(1.5)
U.S. government agencies	6,038	6,361	7,276	(5.1)	(17.0)
U.S. government agency mortgage-backed	18,939	70,602	16,779	(73.2)	12.9
States and political subdivisions	242,748	242,146	250,364	0.2	(3.0)
Corporate bonds	31,715	34,843	-	(9.0)	-
Collateralized mortgage obligations	101,912	74,936	56,113	36.0	81.6
Asset-backed securities	145,356	130,368	80,026	11.5	81.6
Collateralized loan obligations	29,154	29,922	32,731	(2.6)	(10.9)
Total securities available-for-sale	$579,948	$593,280	$447,436	(2.2)	29.6

Our securities portfolio totaled $579.9 million as of June 30, 2021, a decrease of $13.3 million from $593.3 million as of March 31, 2021, and an increase of $132.5 million from June 30, 2020.  The decrease in the portfolio during the second quarter of 2021, compared to the prior quarter, was driven by the rebalancing of the portfolio to mitigate risks and was due to maturities, calls, and paydowns of $60.9 million, primarily of U.S. Government agency mortgage-backed securities, as well as sales of $8.2 million of corporate bonds.  These reductions to the securities available-for-sale portfolio were partially offset by $53.0 million of purchases, primarily of collateralized mortgage-

backed and asset-backed securities, and an increase of $3.3 million in unrealized mark to market gains for the quarter. The increase in the securities portfolio in the year over year period was primarily due to purchases in the last twelve months to utilize the excess cash on hand, and an increase in unrealized mark to market gains on securities available-for-sale of $8.6 million.  Security sales of $8.2 million were recorded in the second quarter of 2021, compared to no security sales recorded in the first quarter of 2021 or the second quarter of 2020.

Asset Quality

				June 30, 2021
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020
Nonaccrual loans	$22,784	$20,379	$18,343	11.8	24.2
Performing troubled debt restructured loans accruing interest	201	290	978	(30.7)	(79.4)
Loans past due 90 days or more and still accruing interest	136	513	840	(73.5)	(83.8)
Total nonperforming loans	23,121	21,182	20,161	9.2	14.7
Other real estate owned	1,877	2,163	5,082	(13.2)	(63.1)
Total nonperforming assets	$24,998	$23,345	$25,243	7.1	(1.0)

30-89 days past due loans and still accruing interest	$8,654	$13,506	$11,330
Nonaccrual loans to total loans	1.2%	1.0%	0.9%
Nonperforming loans to total loans	1.2%	1.1%	1.0%
Nonperforming assets to total loans plus OREO	1.3%	1.2%	1.2%
Purchased credit-deteriorated loans to total loans	0.5%	0.6%	0.5%

Allowance for credit losses	$28,639	$30,967	$31,273
Allowance for credit losses to total loans	1.5%	1.6%	1.5%
Allowance for credit losses to nonaccrual loans	125.7%	152.0%	170.5%

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.    Our adoption of ASU 2016-13, Current Expected Credit Losses (“CECL”) on January 1, 2020, resulted in a change in the accounting for purchased credit impaired (“PCI”) loans, which are now considered purchased credit deteriorated (“PCD”) loans under CECL. PCD loans acquired in our acquisition of ABC Bank totaled $9.97 million, net of purchase accounting adjustments, at June 30, 2021.  PCD loans that meet the definition of nonperforming loans are now included in our nonperforming disclosures. Nonperforming loans to total loans was 1.2% for the second quarter of 2021, 1.1% for the first quarter of 2021, and 1.0% for the second quarter of 2020. Nonperforming assets to total loans plus OREO was 1.3% for the second quarter of 2021, and 1.2% for both the first quarter of 2021 and second quarter of 2020, as our nonperforming loans remained stable and we continued OREO liquidations and recorded write-downs.  Our allowance for credit losses to total loans was 1.5% as of both June 30, 2021 and June 30, 2020.

The following table shows classified loans by segment, which include nonaccrual, performing troubled debt restructurings, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				June 30, 2021
Classified loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020
Commercial	$482	$2,397	$8,627	(79.9)	(94.4)
Leases	3,007	3,147	254	(4.4)	N/M
Commercial real estate - Investor	5,063	5,130	5,445	(1.3)	(7.0)
Commercial real estate - Owner occupied	8,702	8,652	9,432	0.6	(7.7)
Construction	5,393	5,366	2,318	0.5	132.7
Residential real estate - Investor	1,082	1,435	1,454	(24.6)	(25.6)
Residential real estate - Owner occupied	4,578	4,148	4,270	10.4	7.2
Multifamily	8,477	7,846	5,562	8.0	52.4
HELOC	1,090	1,303	1,690	(16.3)	(35.5)
HELOC - Purchased	-	-	113	-	(100.0)
Other[1]	2	402	353	(99.5)	(99.4)
Total classified loans	$37,876	$39,826	$39,518	(4.9)	(4.2)

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At June 30, 2021, our allowance for credit losses (“ACL”) on loans totaled $28.6 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.2 million.  The decrease in our ACL on loans at June 30, 2021, compared to March 31, 2021, was driven by a $2.3 million release of provision expense in the second quarter of 2021, based on updates to our loss forecasts primarily stemming from a more favorable unemployment projection.  The decrease in our ACL on unfunded commitments at June 30, 2021, compared to March 31, 2021, was driven by a $1.2 million release of provision expense in the second quarter of 2021 due to adjustments in our funding rate assumptions based on our analysis of the last 12 months of utilization.  The total increase in the ACL during 2020 reflected forecasted credit deterioration due to the COVID-19 pandemic and the resultant recession.  Our ACL on loans to total loans was 1.5% as of June 30, 2021, compared to 1.6% as of March 31, 2020, and 1.5% at June 30, 2020.  The ACL on unfunded commitments totaled $2.2 million as of June 30, 2021, compared to $3.5 million as of March 31, 2021 and $5.0 million as of June 30, 2020.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	June 30,	% of	March 31,	% of	June 30,	% of
	2021	Total [2]	2020	Total [2]	2020	Total [2]
Commercial	$190	292.3	$(18)	3.1	$(2)	(1.2)
Leases	28	43.1	-	-	-	-
Commercial real estate - Investor	(20)	(30.8)	(20)	3.4	(14)	(8.4)
Commercial real estate - Owner occupied	21	32.3	(205)	35.2	292	174.9
Construction	-	-	-	-	-	-
Residential real estate - Investor	(10)	(15.4)	(266)	45.7	(2)	(1.2)
Residential real estate - Owner occupied	(61)	(93.8)	(49)	8.4	(66)	(39.5)
Multifamily	-	-	-	-	-	-
HELOC	(72)	(110.8)	(12)	2.1	(53)	(31.7)
HELOC - Purchased	-	-	-	-	-	-
Other [1]	(11)	(16.9)	(12)	2.1	12	7.1
Net charge-offs / (recoveries)	$65	100.0	$(582)	100.0	$167	100.0

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the second quarter of 2021 were $300,000, compared to $42,000 for the first quarter of 2021, and $406,000 for the second quarter of 2020. Gross recoveries were $235,000 for the second quarter of 2021, compared to $624,000 for the first quarter of 2021 and $239,000 for the second quarter of 2020.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $2.68 billion at June 30, 2021, an increase of $25.5 million compared to March 31, 2021, resulting from net increases in demand deposits of $45.9 million, and net increases in savings, NOW and money market accounts of $14.2 million, partially offset by decreases in time deposits of $34.7 million.  Total deposits increased $230.7 million in the year over year period driven primarily by growth in demand deposits of $137.9 million, and savings, NOW and money market accounts of $171.9 million, partially offset by a decrease in time deposits of $79.1 million.

Borrowings

As of June 30, 2021, we had no other short-term borrowings compared to $8.3 million as of June 30, 2020.  Due to growth in deposits, our need for short-term funding in 2021 has declined year over year.

We were indebted on senior notes totaling $44.4 million, net of deferred issuance costs, as of June 30, 2021.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  Subordinated debt increased $59.2 million as of June 30, 2021, consisting of $60.0 million in principal issued on April 6, 2021, net of debt issuance cost of $800,000.  Notes payable and other borrowings totaled $21.2 million as of June 30, 2021, and is comprised of $15.0 million outstanding on a $20.0 million term note we originated to facilitate the March 2020 redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, and $6.2 million of a long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of net interest income and net interest margin on a fully taxable equivalent basis, our efficiency ratio calculations and core net interest margin on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.  Our core net interest margin on a taxable equivalent basis excludes the impact of our PPP loans.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipate,” “expect,”  “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, our expectations regarding future loan growth, trends in our net interest margin, the adequacy of our allowance and our belief that we are conservatively positioned, as well as statements regarding asset quality trends and the anticipated timing of our receipt of funds for PPP loan forgiveness. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the global coronavirus, (“COVID-19”) pandemic, on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; and (5) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, July 22, 2021, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our second quarter 2021 financial results.  Investors may listen to our call via telephone by dialing 877-407-9124.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on July 29, 2021, by dialing 877-481-4010, using Conference ID: 42068.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2021	2020
Assets
Cash and due from banks	$29,829	$24,306
Interest earning deposits with financial institutions	562,931	305,597
Cash and cash equivalents	592,760	329,903
Securities available-for-sale, at fair value	579,948	496,178
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	9,917	9,917
Loans held-for-sale	6,814	12,611
Loans	1,903,366	2,034,851
Less: allowance for credit losses on loans	28,639	33,855
Net loans	1,874,727	2,000,996
Premises and equipment, net	44,544	45,477
Other real estate owned	1,877	2,474
Mortgage servicing rights, at fair value	5,267	4,224
Goodwill and core deposit intangible	20,546	20,781
Bank-owned life insurance ("BOLI")	63,859	63,102
Deferred tax assets, net	6,696	8,121
Other assets	43,679	47,053
Total assets	$3,250,634	$3,040,837

Liabilities
Deposits:
Noninterest bearing demand	$1,028,558	$909,505
Interest bearing:
Savings, NOW, and money market	1,305,180	1,202,134
Time	348,263	425,434
Total deposits	2,682,001	2,537,073
Securities sold under repurchase agreements	68,566	66,980
Junior subordinated debentures	25,773	25,773
Senior notes	44,428	44,375
Subordinated debt	59,169	-
Notes payable and other borrowings	21,234	23,393
Other liabilities	33,525	36,156
Total liabilities	2,934,696	2,733,750

Stockholders’ Equity
Common stock	34,957	34,957
Additional paid-in capital	120,572	122,212
Retained earnings	255,536	236,579
Accumulated other comprehensive income	14,433	14,762
Treasury stock	(109,560)	(101,423)
Total stockholders’ equity	315,938	307,087
Total liabilities and stockholders’ equity	$3,250,634	$3,040,837

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest and dividend income
Loans, including fees	$20,815	$22,347	$43,022	$45,944
Loans held-for-sale	38	110	93	146
Securities:
Taxable	1,832	1,694	3,447	3,857
Tax exempt	1,259	1,396	2,566	2,851
Dividends from FHLBC and FRBC stock	113	123	228	248
Interest bearing deposits with financial institutions	137	42	229	117
Total interest and dividend income	24,194	25,712	49,585	53,163
Interest expense
Savings, NOW, and money market deposits	217	385	458	1,020
Time deposits	409	1,442	909	3,208
Securities sold under repurchase agreements	21	23	52	139
Other short-term borrowings	-	34	-	143
Junior subordinated debentures	284	283	564	1,647
Subordinated debt	517	-	517	-
Senior notes	673	673	1,346	1,346
Notes payable and other borrowings	119	165	242	295
Total interest expense	2,240	3,005	4,088	7,798
Net interest and dividend income	21,954	22,707	45,497	45,365
Provision for (release of) credit losses	(3,500)	2,129	(6,500)	10,113
Net interest and dividend income after provision for (release of) credit losses	25,454	20,578	51,997	35,252
Noninterest income
Wealth management	2,389	1,664	4,540	3,196
Service charges on deposits	1,221	1,120	2,416	2,846
Secondary mortgage fees	272	505	594	775
Mortgage servicing rights mark to market (loss) gain	(1,033)	(445)	80	(2,579)
Mortgage servicing income	507	458	1,074	926
Net gain on sales of mortgage loans	1,895	4,631	5,616	6,877
Securities gains (losses), net	2	-	2	(24)
Change in cash surrender value of BOLI	423	532	757	483
Death benefit realized on BOLI	-	59	-	59
Card related income	1,666	1,311	3,113	2,598
Other income	577	860	1,027	1,860
Total noninterest income	7,919	10,695	19,219	17,017
Noninterest expense
Salaries and employee benefits	12,896	11,342	26,402	24,260
Occupancy, furniture and equipment	2,303	1,935	4,770	4,236
Computer and data processing	1,304	1,247	2,602	2,582
FDIC insurance	192	155	393	212
General bank insurance	277	237	553	483
Amortization of core deposit intangible	115	124	235	252
Advertising expense	95	57	155	166
Card related expense	626	514	1,219	1,046
Legal fees	135	176	190	307
Other real estate expense, net	77	143	113	380
Other expense	3,381	2,966	6,507	5,974
Total noninterest expense	21,401	18,896	43,139	39,898
Income before income taxes	11,972	12,377	28,077	12,371
Provision for income taxes	3,152	3,139	7,378	2,858
Net income	$8,820	$9,238	$20,699	$9,513

Basic earnings per share	$0.30	$0.31	$0.71	$0.32
Diluted earnings per share	0.30	0.31	0.70	0.31
Dividends declared per share	0.05	0.01	0.06	0.02

Ending common shares outstanding	28,707,737	29,589,341	28,707,737	29,589,341
Weighted-average basic shares outstanding	28,849,015	29,637,567	29,036,354	29,783,665
Weighted-average diluted shares outstanding	29,367,472	30,194,007	29,574,962	30,342,306

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2020				2021
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Cash and due from banks	$32,549	$30,594	$31,354	$30,086	$28,461	$29,985
Interest earning deposits with financial institutions	27,989	153,532	263,199	275,087	359,576	499,555
Cash and cash equivalents	60,538	184,126	294,553	305,173	388,037	529,540

Securities available-for-sale, at fair value	475,718	452,708	448,408	481,948	532,230	614,066
FHLBC and FRBC stock	9,917	9,917	9,917	9,917	9,917	9,917
Loans held-for-sale	3,623	13,978	13,384	9,503	8,616	4,860
Loans	1,941,760	2,038,082	2,035,584	2,023,238	2,006,157	1,926,105
Less: allowance for credit losses on loans	23,507	30,747	31,518	33,255	34,540	31,024
Net loans	1,918,253	2,007,335	2,004,066	1,989,983	1,971,617	1,895,081

Premises and equipment, net	44,613	44,658	44,802	45,382	45,378	44,847
Other real estate owned	5,127	5,040	3,087	2,653	2,213	2,053
Mortgage servicing rights, at fair value	5,053	4,451	4,645	4,717	4,814	5,499
Goodwill and core deposit intangible	21,208	21,084	20,960	20,838	20,719	20,602
Bank-owned life insurance ("BOLI")	61,873	61,790	61,897	62,499	63,259	63,633
Deferred tax assets, net	9,682	13,511	12,051	9,189	8,228	7,782
Other assets	25,156	36,771	37,786	47,143	42,877	40,952
Total other assets	172,712	187,305	185,228	192,421	187,488	185,368
Total assets	$2,640,761	$2,855,369	$2,955,556	$2,988,945	$3,097,905	$3,238,832

Liabilities
Deposits:
Noninterest bearing demand	$676,755	$854,324	$892,811	$903,383	$937,039	$1,012,163
Interest bearing:
Savings, NOW, and money market	1,025,511	1,097,003	1,156,194	1,184,154	1,237,177	1,301,444
Time	448,763	439,735	417,952	393,297	399,310	359,635
Total deposits	2,151,029	2,391,062	2,466,957	2,480,834	2,573,526	2,673,242

Securities sold under repurchase agreements	47,825	45,882	54,313	67,059	82,475	67,737
Other short-term borrowings	23,069	8,396	8,204	5,448	-	1
Junior subordinated debentures	47,200	25,773	25,773	25,773	25,773	25,773
Senior notes	44,284	44,310	44,337	44,363	44,389	44,415
Subordinated debt	-	-	-	-	-	56,081
Notes payable and other borrowings	14,762	26,551	25,482	24,407	23,330	22,250
Other liabilities	28,490	39,613	39,589	39,281	37,801	36,553
Total liabilities	2,356,659	2,581,587	2,664,655	2,687,165	2,787,294	2,926,052

Stockholders' equity
Common stock	34,900	34,957	34,957	34,957	34,957	34,957
Additional paid-in capital	120,829	121,253	121,643	122,045	121,578	120,359
Retained earnings	215,467	216,183	224,405	233,920	242,201	251,134
Accumulated other comprehensive income	9,131	219	9,305	11,900	14,496	13,971
Treasury stock	(96,225)	(98,830)	(99,409)	(101,042)	(102,621)	(107,641)
Total stockholders' equity	284,102	273,782	290,901	301,780	310,611	312,780
Total liabilities and stockholders' equity	$2,640,761	$2,855,369	$2,955,556	$2,988,945	$3,097,905	$3,238,832

Total Earning Assets	$2,459,007	$2,668,217	$2,770,492	$2,799,693	$2,916,496	$3,054,503
Total Interest Bearing Liabilities	1,651,414	1,687,650	1,732,255	1,744,501	1,812,454	1,877,336

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2020				2021
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Interest and Dividend Income
Loans, including fees	$23,597	$22,347	$21,980	$22,999	$22,207	$20,815
Loans held-for-sale	36	110	95	65	55	38
Securities:
Taxable	2,163	1,694	1,458	1,458	1,615	1,832
Tax exempt	1,455	1,396	1,327	1,293	1,307	1,259
Dividends from FHLB and FRBC stock	125	123	118	118	115	113
Interest bearing deposits with financial institutions	75	42	68	73	92	137
Total interest and dividend income	27,451	25,712	25,046	26,006	25,391	24,194
Interest Expense
Savings, NOW, and money market deposits	635	385	299	250	241	217
Time deposits	1,766	1,442	1,084	741	500	409
Securities sold under repurchase agreements	116	23	28	35	31	21
Other short-term borrowings	109	34	24	12	-	-
Junior subordinated debentures	1,364	283	285	283	280	284
Subordinated debt	-				-	517
Senior notes	673	673	673	673	673	673
Notes payable and other borrowings	130	165	144	135	123	119
Total interest expense	4,793	3,005	2,537	2,129	1,848	2,240
Net interest and dividend income	22,658	22,707	22,509	23,877	23,543	21,954
Provision for (release of) credit losses	7,984	2,129	300	-	(3,000)	(3,500)
Net interest and dividend income after provision for (release of) credit losses	14,674	20,578	22,209	23,877	26,543	25,454
Noninterest Income
Wealth management	1,906	1,998	1,889	2,112	2,151	2,389
Service charges on deposits	1,726	1,120	1,322	1,344	1,195	1,221
Secondary mortgage fees	270	505	492	387	322	272
Mortgage servicing rights mark to market (loss) gain	(2,134)	(445)	(160)	(1,260)	1,113	(1,033)
Mortgage servicing income	468	458	521	503	567	507
Net gain on sales of mortgage loans	2,246	4,631	5,246	3,396	3,721	1,895
Securities (losses) gains, net	(24)	-	(1)	-	-	2
Change in cash surrender value of BOLI	(49)	532	459	291	334	423
Death benefit realized on BOLI	-	59	(2)	-	-	-
Card related income	1,287	1,311	1,499	1,435	1,447	1,666
Other income	626	526	420	577	450	577
Total noninterest income	6,322	10,695	11,685	8,785	11,300	7,919
Noninterest Expense
Salaries and employee benefits	12,918	11,342	12,586	12,701	13,506	12,896
Occupancy, furniture and equipment	2,301	1,935	2,003	2,259	2,467	2,303
Computer and data processing	1,335	1,247	1,226	1,335	1,298	1,304
FDIC insurance	57	155	191	194	201	192
General bank insurance	246	237	281	266	276	277
Amortization of core deposit intangible	128	124	122	120	120	115
Advertising expense	109	57	62	70	60	95
Card related expense	532	514	566	583	593	626
Legal fees	131	176	169	285	55	135
Other real estate expense, net	237	143	125	146	36	77
Other expense	3,008	2,966	2,935	3,294	3,126	3,381
Total noninterest expense	21,002	18,896	20,266	21,253	21,738	21,401
(Loss) income before income taxes	(6)	12,377	13,628	11,409	16,105	11,972
(Benefit from) provision for income taxes	(281)	3,139	3,363	3,362	4,226	3,152
Net income	$275	$9,238	$10,265	$8,047	$11,879	$8,820

Basic earnings per share	$0.01	$0.31	$0.35	$0.27	$0.41	$0.30
Diluted earnings per share	0.01	0.31	0.34	0.27	0.40	0.30
Dividends paid per share	0.01	0.01	0.01	0.01	0.01	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net Interest Margin
Interest income (GAAP)	$24,194	$25,391	$25,712	$49,585	$53,163
Taxable-equivalent adjustment:
Loans	4	4	3	7	6
Securities	335	348	387	682	758
Interest income (TE)	24,533	25,743	26,102	50,274	53,927
Interest expense (GAAP)	2,241	1,848	3,005	4,088	7,798
Net interest income (TE)	$22,292	$23,895	$23,097	$46,186	$46,129
Paycheck Protection Program ("PPP") loan - interest and net fee income	832	741	603	1,573	603
Net interest income (TE) - excluding PPP loans	$21,460	$23,154	$22,494	$44,613	45,526
Net interest income (GAAP)	$21,953	$23,543	$22,707	$45,497	$45,365
Average interest earning assets	$3,054,503	$2,916,496	$2,668,217	$2,985,882	$2,563,611
Average PPP loans	$94,948	$94,149	90,447	$91,274	51,684
Average interest earning assets, excluding PPP loans	$2,959,555	$2,822,347	$2,577,770	$2,894,608	2,511,927
Net interest margin (GAAP)	2.88%	3.27%	3.42%	3.07%	3.56%
Net interest margin (TE)	2.93%	3.32%	3.48%	3.12%	3.62%
Core net interest margin (TE - excluding PPP loans)	2.91%	3.33%	3.51%	3.11%	3.64%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2021	2020
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$21,401	$21,738	$18,896	$21,401	$21,738	$18,896
Less amortization of core deposit	115	120	124	115	120	124
Less other real estate expense, net	77	36	143	77	36	143
Noninterest expense less adjustments	$21,209	$21,582	$18,629	$21,209	$21,582	$18,629

Net interest income	$21,953	$23,543	$22,707	$21,953	$23,543	$22,707
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	4	4	7
Securities	N/A	N/A	N/A	335	348	387
Net interest income including adjustments	21,953	23,543	22,707	22,292	23,895	23,101
Noninterest income	7,920	11,300	10,695	7,920	11,300	10,695
Less death benefit related to BOLI	-	-	59	-	-	59
Less securities gains, net	2	-	-	2	-	-
Less MSRs mark to market (losses) gains	(1,033)	1,113	(445)	(1,033)	1,113	(445)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	112	89	157
Noninterest income (less) / including adjustments	8,951	10,187	11,081	9,063	10,276	11,238

Net interest income including adjustments plus noninterest income (less) / including adjustments	$30,904	$33,730	$33,788	$31,355	$34,171	$34,339
Efficiency ratio / Adjusted efficiency ratio	68.63%	63.98%	55.13%	67.64%	63.16%	54.25%